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                                                                    EXHIBIT 10.1

                           RESTRICTED STOCK AGREEMENT


         THIS RESTRICTED STOCK AGREEMENT ("Agreement") is made as of the 2nd day of February, 2001, by and between HIGH SPEED ACCESS CORP., a Delaware corporation (the "COMPANY"), and GEORGE WILLETT ("GRANTEE"). In consideration of the agreements set forth below, the Company and Grantee agree as follows:

1. Grant. A restricted stock award of 20,000 shares (the "Award Shares") of High Speed Access Corp. common stock, $.01 par value per share ("Common Stock"), is hereby granted by the Company to Grantee subject to the terms and conditions set forth herein. This grant shall be effective upon the ratification of this Agreement by a majority of the shareholders of the Company.

2. Transfer Restrictions. Until lapse of the restrictions set forth in Section 3 of this Agreement, the Award Shares shall not be sold, exchanged, assigned, pledged, bequeathed, devised, or otherwise transferred, directly or indirectly, voluntarily or involuntarily, by Grantee, or any person or entity claiming through or on behalf of Grantee, and no Award Shares may be subject in any manner to attachment, lien, execution, transfer by bankruptcy, judicial order or by operation of law, garnishment or other alienation or encumbrance of any kind, either direct or indirect, voluntarily or involuntarily, before lapse of said restrictions.

3. Release of Restrictions. The restrictions set forth in Section 2 shall lapse as to one hundred percent (100%) of the Award Shares on February 7, 2004 (the "Lapse Date") if Grantee is employed by the Company on such date. Notwithstanding the foregoing, all restrictions set forth in Section 2 shall lapse if Grantee's employment with the Company terminates as a result of Involuntary Termination or Constructive Termination during the twelve (12) month period following a Change in Control occurring on or before the Lapse Date. For purposes of this Agreement, "Involuntary Termination", "Constructive Termination" and "Change in Control" shall have the meanings ascribed to such terms in the Employment Agreement between the Company and Grantee dated of even date herewith (the "Employment Agreement").

4. Adjustment of Shares. In the event of any change in the number, class or character of outstanding Common Stock by reason of a stock dividend, stock split, reclassification, reorganization, consolidation, or a combination or exchange of shares, the payment of a share dividend, or other similar transaction, the Award Shares shall be treated in the same manner in any such transaction as other Common Stock. Any Common Stock or other securities received by Grantee with respect to the Award Shares in any such transaction shall be subject to the restrictions and conditions set forth herein.

5. Rights as Stockholder. Grantee shall be entitled to all of the rights of a stockholder with respect to the Award Shares including the right to vote such shares and to receive cash dividends payable with respect to such Shares on and after the date of this Agreement. Notwithstanding the foregoing, stock dividends shall be subject to the same restrictions as the Award Shares to


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which they relate and shall be held in custody by the Company until lapse of the restrictions as provided by Section 3 of this Agreement.

6. Compliance With Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company's obligation to issue or deliver certificates evidencing the Award Shares shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required or deemed appropriate by the Company or its legal counsel.

7. Withholding Taxes. The Company shall have the right to require Grantee to remit to the Company, or to withhold from other amounts payable to Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

8. Notices. All notices and other communications shall be in writing and shall be given by hand delivery, or by certified or registered mail, return receipt requested, postage prepaid, or by reputable overnight courier, as follows, or to such other person or address as shall be hereafter designated by notice given in accordance with this Section:

          If to the Company:                 High Speed Access Corp.
                                             Attn:  Chief Executive Officer
                                             10901 West Toller Drive
                                             Littleton, Colorado 80127

          If to Employee:                    George Willett
                                             10300 Ormsby Park Place
                                             Louisville, KY  40223

                  Any notice or other communication shall be deemed to have been duly given or made if made by hand, when delivered against receipt therefor or when attempted delivery shall be rejected, as the case may be, if made by letter, upon deposit thereof in the mail, postage prepaid, registered or certified, with return receipt requested, and if made by reputable overnight courier when sent. Notwithstanding the foregoing, any notice or other communication which is actually received by a party hereto shall be deemed to have been duly given or made to such party.

11. Entire Agreement. This Agreement and the Employment Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof and may not be amended, modified or supplemented except in a writing signed by the Company and Grantee.

12. Severability. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity and enforceability of the remaining provisions of the Agreement, and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Agreement.

13. Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        HIGH SPEED ACCESS CORP.


                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------




                                        ------------------------------------
                                        GEORGE WILLETT